EXHIBIT 23


            Consent of Independent Registered Public Accounting Firm
            --------------------------------------------------------


The  Board  of  Directors
Air  Methods  Corporation:

We consent to the incorporation by reference in the registration statements on Forms S-8 (Nos. 33-24980, 33-46691, 33-55750, 33-65370, 33-75742, and
333-108599),  Forms  S-3  (Nos.  33-59690,  33-75744,  and  333-111312),  and
Post-Effective Amendment No. 1 on Form S-3 to Form S-1/A (No. 333-102452) of Air Methods Corporation of our reports dated March 15, 2006, with respect to the consolidated balance sheets of Air Methods Corporation and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule, Schedule II - Valuation and Qualifying Accounts, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Air Methods Corporation.

Our report refers to a change in accounting for major engine and airframe component overhaul costs from the accrual method of accounting to the direct expense method.

                                  /S/ KPMG LLP

Denver,  Colorado
March  15,  2006